Exhibit 10.20

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (“Amendment”) is executed effective as of July 1, 2013 (the “Effective Date”), by and between DURHAM PLAZA, LLC, an Oregon limited liability company (“Landlord”), and PIXELWORKS, INC., an Oregon corporation (“Tenant”).
RECITALS:
A.Landlord and Tenant are parties to that certain Standard Form of Office Lease dated September 10, 2008 (the “Lease”). Pursuant to the Lease, Tenant is leasing certain Premises consisting of approximately 4,875 square feet of the building located at 16760 SW Upper Boones Ferry Road, Durham, Oregon (the “Building”), commonly known as Durham Plaza Suite 101, as more particularly described in the Lease. The defined, capitalized terms used in the Lease shall have the same meanings when used herein.
B.Landlord and Tenant desire to modify the Lease as set forth in this First Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, it is agreed as follows.
1.As-Is. Tenant accepts the Premises in as-is condition with no Landlord provided tenant improvement allowance.
2.Signage. Landlord hereby consents to Tenant’s placement of a single row sign panel bearing Tenant’s name on the existing monument sign at the entrance to the Building. The position of such sign panel on the monument sign shall be determined by Landlord in Landlord’s sole discretion. Tenant’s installation of such sign panel shall be performed in a good and workmanlike fashion, in compliance with all applicable laws and regulations, and at Tenant’s sole cost and expense.
3.Term of Lease. Section 1.1(I) is hereby amended such that the current term of the Lease will continue through December 31, 2016, regardless of when the actual Commencement Date occurred. The definition of the term “Expiration Date” shall hereby mean and refer to December 31, 2016.
4.Base Rent. Section 1.1(K) of the Lease is hereby deleted and replaced in its entirety with the following:

K. BASE RENT:

Period	Base Annual Rent per Rentable Square Foot
8/1/13 - 12/31/14	$23.25
1/1/15 - 12/31/15	$23.95
1/1/16 - 12/31/16	$24.67
Renewal Term (if exercised)	See below

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5.Extension Option. Tenant shall have the option to extend the term of this Lease for one (1) additional term (the “Renewal Term”) of five (5) years on the terms and conditions set forth herein, provided that Tenant is not in default under this Lease (and the default remains uncured after expiration of the applicable cure period) at the time of exercise and at the commencement of the Renewal Term. The extension option must be exercised, if at all, by written notice delivered by Tenant to Landlord not less than six (6) months prior to the expiration of the current Lease Term (a “Renewal Notice”). If Tenant does not provide Landlord with the Renewal Notice prior to such date, or if Tenant is in default of this Lease beyond any cure period at the time of exercise or at the commencement of the Renewal Term, then such option to extend shall automatically expire and Tenant shall have no additional option or other right to extend the term of this Lease. Tenant acknowledges that strict compliance with the deadline for exercise is a material provision of the Lease.
The Base Rent payable by Tenant during the Renewal Term shall be based upon the then current market rental for similar premises in similar buildings in similar locations in Portland, Oregon (“Comparable Rentals”). In computing the market rent for the Premises during the Renewal Term, consideration shall be given to this Lease being a “gross lease”. If Landlord and Tenant are unable to agree upon the Base Rent for the Renewal Term within sixty (60) days after Tenant gives its notice of intention to extend, Landlord and Tenant will select an independent appraiser satisfactory to both. If Landlord and Tenant do not agree upon an appraiser within the sixty (60) day period after Tenant gives notice of its intention to extend, then Landlord and Tenant will each independently select and compensate an appraiser, and the two appraisers will then select a third appraiser. The third appraiser, within thirty (30) days of such appraiser’s selection, will determine the then current market rental as defined above. The market rate established by the third appraiser will be the rental rate hereunder for the Renewal Term. Each appraiser selected pursuant to this paragraph must be licensed as a real estate appraiser in the State of Oregon. The costs of the third appraiser will be paid 50% by Landlord and 50% by Tenant.
6.Brokers. Tenant represents and warrants that it has not engaged or had discussions with any broker or agent who would be entitled to any commission or fees in connection with the negotiation or execution of this Lease other than Jones Lang LaSalle (“Tenant’s Broker”), and that Tenant’s Broker is due a commission equal to five percent (5%) of the full service gross rental amount for the months of January, 2014, through December, 2017; Landlord agrees to pay such commission to Tenant’s Broker as follows: one-half upon mutual execution of this Amendment, and one-half on September 13, 2013. Tenant agrees to indemnify and hold harmless Landlord from and against any and all costs, expenses or liabilities for such commissions or other compensation or charges claimed by or awarded to any broker or agent other than the commissions described above for Tenant’s Broker on the basis of any agreements made or alleged to have been made by or on behalf of Tenant. Landlord represents and warrants it has not engaged or had discussions with any broker who would be entitled to any commission or fee in connection with the negotiation or execution of this Lease other than Cushman & Wakefield; Landlord agrees that Landlord shall pay any such fees or commissions due to Cushman & Wakefield, and to indemnify and hold harmless Tenant from and against any and all costs, expenses or liabilities for all commissions or other compensation or charges claimed by or awarded to any broker or agent on the basis of any agreements made or alleged to have been made by or on behalf of Landlord.

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7.Status of Lease Agreement. Except as expressly amended hereby, the Lease remains in full force and effect and is hereby ratified and confirmed.
8.Entire Agreement. There are no other oral or written agreements or representations between the parties hereto affecting the Lease, and the Lease, including this Amendment, constitutes the entire agreement between the parties and supersedes and replaces all oral agreements and representations of the parties.
9.Authority. Tenant represents and warrants that Tenant has all due and necessary authority to enter into and perform this Amendment, and that the representative of Tenant executing this Amendment is fully authorized to bind Tenant to the terms hereof. Landlord represents and warrants that Landlord has all due and necessary authority to enter into and perform this Amendment, and that the representative of Landlord executing this Amendment is fully authorized to bind Landlord to the terms hereof.
[signatures follow]

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IN WITNESS WHEREOF, this Amendment has been executed as of the Effective Date.

LANDLORD:	DURHAM PLAZA, LLC, an Oregon limited liability company
	By:	/s/ Jack Greene
	Its:	Managing Member
By:
Its:
TENANT:	PIXELWORKS, INC., an Oregon corporation
	By:	/s/ Steven Moore
	Its:	VP & CFO

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